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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                            Years Ended December 31,

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                                                          1999                 1998                1997
                                                          ----                 ----                ----
Weighted average number of shares outstanding           2,420,451           2,423,494           2,431,804

Net income (in thousands)                              $   10,435          $    9,727          $    9,174

Earnings per share                                     $     4.31          $     4.01          $     3.77

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